Exhibit 99.1

TWELFTH AMENDMENT TO CONSTRUCTION LOAN AGREEMENT

This Twelfth Amendment to Construction Loan Agreement is dated as of the 12th day of January, 2009, and is by and between DAKOTA ETHANOL, L.L.C., a South Dakota limited liability company (“BORROWER”) and FIRST NATIONAL BANK OF OMAHA (“BANK”), a national banking association established at Omaha, Nebraska.

WHEREAS, BANK and BORROWER executed a Construction Loan Agreement dated as of September 25, 2000 (the Construction Loan Agreement, together with all amendments thereto is herein called the “AGREEMENT”);

Now, therefore, for valuable consideration, receipt and adequacy of which is acknowledged, the parties agree as follows:

1.                                       All capitalized terms herein that are not otherwise defined shall have the meanings assigned to them in the AGREEMENT.

2.                                       Effective immediately, section 1.11 of the AGREEMENT is hereby amended to read:

1.11                           “EXCESS CASH FLOW” means net income plus interest expense, extraordinary loss, depreciation and amortization, less scheduled payments on the OBLIGATIONS and approved INDEBTEDNESS other than the OBLIGATIONS, capital expenditures, and any extraordinary gain.

3.                                       Section 1.16 of the AGREEMENT is hereby amended to read, effective immediately:

1.16                           “LOAN TERMINATION DATE” means the earliest to occur of the following:  (i) as to TERM NOTE 2 and TERM NOTE 5, September 1, 2011; as to the REVOLVING NOTE, May 18, 2009 (ii) the date the OBLIGATIONS are accelerated pursuant to this AGREEMENT, and (iii) the date BANK receives (a) notice in writing from BORROWER of BORROWER’s election to terminate this AGREEMENT and (b) indefeasible payment in full of the OBLIGATIONS.

4.                                       Effective immediately, paragraph 6.2.3 of the AGREEMENT is hereby amended to read:

6.2.3                        The BORROWER shall maintain a NET WORTH of not less than (i) $20,000,000.00 at all times.

5.                                       Effective immediately, paragraph 6.2.4 of the AGREEMENT is hereby amended to read:

6.2.4                        The BORROWER shall determine, at each fiscal year end, the amount of its EXCESS CASH FLOW for said fiscal year, and within ninety days following such fiscal year end the borrowing availability commitment of TERM NOTE 5 shall be reduced by seventy-five percent (75%) of such sum (“the REDUCTION AMOUNT”). The BORROWER shall pay to BANK such amount as is required to reduce the amount of outstanding principal on TERM NOTE 5 to such reduced commitment amount.  After the TERM NOTE 5 is repaid, BORROWER shall pay BANK the REDUCTION AMOUNT and BANK shall hold such payments as additional collateral for repayment of TERM NOTE  2.  Such annual payment shall not release BORROWER from making any payment of principal or interest otherwise required by this AGREEMENT.

6.                                       BORROWER agrees to pay BANK a closing fee of $50,000.00 on execution hereof, which fee BORROWER agrees and acknowledges has been earned by BANK.  Effective immediately, Section 2.5 of the AGREEMENT is hereby replaced in its entirety as follows:

2.5                                 Fees.  BORROWER agrees to pay BANK unused commitment fees equal to 50 basis points of the unused portion of the REVOLVING LOAN, and equal to 37.5 basis points of the unused portion of TERM LOAN 5, with such fees payable quarterly in arrears.

7.                                       BANK has agreed to increase the principal amount of the REVOLVING LOAN, and as the result, on execution hereof, BORROWER will execute and deliver to BANK a replacement REVOLVING NOTE.

8.                                       Effective immediately, Section 6.1 of the AGREEMENT is amended by adding additional sub-paragraphs after 6.1.8, to read as follows:

6.1.9                        The BORROWER shall provide to BANK each month its six month future cash flow projections, including a quarterly forward looking debt service coverage projection and operating metrics with anticipated cash flow requirements for such period.

6.1.10                  The BORROWER shall provide to BANK hedging statements showing all hedging activity of BORROWER.  On request of BANK, BORROWER will also provide sensitivity analysis regarding BORROWER’s financial futures positions.

6.1.11                  The BORROWER shall develop and deliver to BANK no later than March 31, 2009, BORROWER’s corn procurement and forward pricing strategy and plan, providing a minimization of BORROWER’s speculative positions in a form acceptable to BANK.  Such plan and strategy shall include limitations on flat priced contracts to the extent that BORROWER can demonstrate to BANK’s satisfaction that it will maintain sufficient liquidity to manage potential market price volatility.  BORROWER will adhere to such plan and strategy, implementing the same in its ongoing business operations.

9.                                       Effective immediately, Section 6.3 of the AGREEMENT is amended by adding additional sub-paragraphs after 6.3.12, to read as follows:

6.3.13                  On or before March 31, 2009, BORROWER will obtain no less than $2,000,000.00 of additional capital, either by contributions from existing members of BORROWER or by issuing subordinated debt in form acceptable to BANK.

6.3.14                  On or before April 30, 2009, BORROWER shall enter into a financing agreement acceptable to BANK regarding BORROWER’s corn oil extraction equipment.

6.3.15                  BORROWER will maintain all its banking depository relationships at BANK, including money market accounts.

10.                                 Section 6.4.12 of the AGREEMENT is hereby amended to read, effective immediately:

6.4.12                  Make or pay, in any fiscal year, distributions to members or shareholders of the BORROWER except as may be agreed to in writing, in advance, by BANK.

11.                                 BORROWER certifies by its execution hereof that the representations and warranties set forth in Section 5. of the AGREEMENT are true as of this date, and that no EVENT OF DEFAULT under the AGREEMENT, and no event which, with the giving of notice or passage of time or both, would become such an EVENT OF DEFAULT, has occurred as of this date.

12.                                 This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of each instrument or agreement, taken together, shall constitute but one and the same instrument.

13.                                 Except as amended hereby the parties ratify and confirm as binding upon them all of the terms of the AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed by their respective agents thereunto duly authorized, as of the date first above written.

Dakota Ethanol, L.L.C.		First National Bank of Omaha

By:	/s/ Brian Woldt	By:
Name:	Brian Woldt	Name:	Andrew Wong
Title: Chairman of the Board of Governors		Title: Commercial Loan Officer

NOTARY ACKNOWLEDGMENT

STATE OF SOUTH DAKOTA	)
) ss.
COUNTY OF LAKE	)

On this 16 day of January, 2009, before me, the undersigned, a Notary Public, personally appeared Brian Woldt, the Chairman of the Board of Governors of Dakota Ethanol, L.L.C., who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed, as well as that of the company.

9-22-2013	/s/ Alan May
Notary Public